Exhibit 2.1

Amendment No. 1

to THE

ACQUISITION AND SHARE EXCHANGE Agreement

This First Amendment (the “Amendment”) entered into effective the 4th day of August 2016, is to the Acquisition and Share Exchange Agreement dated July 1, 2016 (the “Agreement”) by and between Knowledge Machine International, Inc., a Nevada corporation (“KNMX”), EveryStory, Inc., a Delaware corporation (“EveryStory”), and each of EveryStory’s shareholder (the “Shareholders”).

RECITALS:

WHEREAS, on July 1, 2016, KNMX, EveryStory, and the Shareholders entered into the Agreement whereby KNMX agreed to issue, or reserve for issuance, shares of common stock to represent at closing approximately 60% of the outstanding equity ownership interest of KNMX in exchange for all of the outstanding shares of EveryStory;

WHEREAS, Section 1.06 of the Agreement requires closing of the Agreement to take place on or before August 5, 2016 (the “Closing Effective Date”);

WHEREAS, the parties to the Agreement have, in good faith, proceeded toward the Closing Effective Date; however, KNMX has failed to raise the required $500,000 pursuant to Section 1.06 of the Agreement and additional time is needed to close the Agreement;

WHEREAS, Section 9.02 of the Agreement states that the Agreement may be amended through mutual written consent of the parties to the Agreement; and

WHEREAS, pursuant to Section 9.02 of the Agreement, the parties to the Agreement desire to amend Section 1.06 of the Agreement so that, as amended, the closing date is revised to September 6, 2016.

NOW, THEREFORE, pursuant to Section 9.02 of the Agreement, the parties hereto mutually agree to amend the Agreement as follows:

1. Amendment. Section 1.06 of the Agreement is hereby amended in its entirety to read as follows:

Closing Date. The effective date of the Closing (the “Effective Date”), subject to the satisfaction of all conditions herein, shall take place on or before September 6, 2016. The Parties understand, acknowledge, and agree that KMI shall seek to raise at least Five Hundred Thousand Dollars ($500,000) pursuant to the Offering described more fully in Section 6.01(d) below. The Parties further acknowledge and agree that if KMI has not raised at least Five Hundred Thousand Dollars ($500,000) in the Offering by September 6, 2016, the Effective Date may be extended up to thirty (30) days on the mutual agreement of the Parties.

2. Amendment. Section 8.01(c) of the Agreement is hereby amended in its entirety to read as follows:

(c) by EveryStory (if neither EveryStory nor any Shareholder is then in material breach of their obligations under this Agreement) if: (i) a material default or breach shall be made by KMI with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within ten (10) days; (ii) KMI makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a KMI Material Adverse Effect after the date of this Agreement; (iii) a KMI Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Closing shall not have occurred on or before September 6, 2016.

3. Remainder of Agreement. Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which KNMX, EveryStory, and the Shareholders may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

4. Incorporation by Reference. The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

[Signature Page to Follow]

1

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment the respective day and year set forth below to be effective as of the day and year first written above.

KNMX:	KNOWLEDGE MACHINE INTERNATIONAL, INC.

By: /s/ Vivek R. Dave, Ph.D
Name: Vivek R. Dave, Ph.D,
Title: President and CEO

EveryStory:	EVERYSTORY, INC.

By: /s/ Edward Cox
Name: Edward Cox
Title: CEO

Shareholders:
/s/ Edward Cox
Edward Cox

/s/ David Keene
David Keene

Seniors In Touch

By: /s/ Donald Sapaugh
Name: Donald Sapaugh
Title: Member/Manager

CorProminence

By: /s/ Scott Gordon
Name: Scott Gordon
Title: President

2